NEWS RELEASE
Exhibit 99.1

ENCORE ENERGY PARTNERS UNITHOLDERS APPROVE THE
MERGER WITH VANGUARD NATURAL RESOURCES, LLC

Houston – November 30, 2011 - (Business Wire) – Encore Energy Partners LP (NYSE: ENP) (“Encore”) announced that at a special meeting of unitholders held today, the unitholders of Encore approved the merger of Encore with a wholly-owned subsidiary of Vanguard Natural Resources, LLC (“Vanguard”). The merger was approved by approximately 64.3% of the units of Encore entitled to vote on the transaction, and 97.1% of the units that were voted. Encore expects the merger to be completed later today on November 30, 2011.

Based on the terms of the merger agreement, Encore unitholders will receive 0.75 Vanguard common units for each Encore common unit they own. Cash will be paid to Encore unitholders in accordance with the merger agreement in lieu of any fractional units they otherwise would have been entitled to receive. As a result of the merger completion, common units of Encore will cease trading at the close of business today. Vanguard common units will continue to be traded on the New York Stock Exchange under the ticker symbol “VNR.”

About Encore Energy Partners LP

Encore Energy Partners LP is a publicly traded master limited partnership focused on the acquisition, production, and development of oil and natural gas properties. ENP's assets consist primarily of producing and non-producing oil and natural gas properties in the Big Horn Basin in Wyoming and Montana, the Williston Basin in North Dakota and Montana, the Permian Basin in West Texas and New Mexico, and the Arkoma Basin in Arkansas and Oklahoma. More information on ENP can be found at www.encoreenp.com.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. The Company's assets consist primarily of producing and non-producing oil and natural gas reserves located in the southern portion of the Appalachian Basin, the Permian Basin, South Texas and Mississippi. More information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

SOURCE: Encore Energy Partners LP

CONTACT: Encore Energy Partners LP
Investor Relations
Lisa Godfrey, 832-327-2234
enpir@vnrllc.com